Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

U.S. NEUROSURGICAL HOLDINGS, INC.

FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is U.S. NeuroSurgical Holdings, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 16192 Coastal Highway, Lewes, Delaware 19958-9776, County of Sussex.  The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The nature of the business and the purpose to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is Twenty-Six Million (26,000,000) shares, which are divided into Twenty-Five Million (25,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

Preferred Stock. The Corporation may divide and issue Preferred Stock in series. Preferred Stock of each series when issued shall be designated to distinguish them from shares of other series of Preferred Stock. The Board of Directors of the Corporation is hereby expressly vested with the authority to divide the class of Preferred Stock into series and fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware in respect of the following:

1. The number of shares to constitute such series, and the distinctive designations thereof;

2. The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue;

3. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

4. The amount payable upon shares in the event of voluntary and involuntary liquidation;

5. Sinking fund or other provisions, if any, for the redemption or purchase of shares;

6. The terms and conditions on which shares may be converted;

7. Voting rights, if any; and

8. Variations in the relative rights and preferences as between the series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized, any rights of Preferred Stock shareholders to receive dividends in the form of Common Stock or Preferred Stock, and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after July 15, 1993 to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, judgments, fines, amounts paid in settlement, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification of expenses may be entitled under any by-laws, agreements, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors of the Corporation.

ELEVENTH: The name and mailing address of the incorporator are as follows:

Name:	William F. Leimkuhler

Mailing Address:	43 Salem Straits Rd.
Darien, Connecticut 06820

I, THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 21st day of August, 2015.

/s/ William F. Leimkuhler
William F. Leimkuhler
Incorporator